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                       ACCOUNTS PAYABLE SERVICE AGREEMENT

         THIS ACCOUNTS PAYABLE SERVICE AGREEMENT (the "Agreement") dated as of August 11, 1997 is entered into by and between AlliedSignal Avionics Inc., a Kansas corporation ("Avionics") and EFTC Corporation, a Colorado corporation ("EFTC") with reference to the following facts:

         WHEREAS, Avionics, AlliedSignal, Inc. operating through its Aerospace Equipment Systems Business Unit, and EFTC have entered into a MASTER AGREEMENT REGARDING ASSET PURCHASE AND RELATED TRANSACTIONS dated July 15, 1997, as amended, providing, in part, for the sale of certain assets related to the manufacture of electronic circuit card assemblies to Avionics (the "Master Agreement"); and

         WHEREAS, Avionics and EFTC have entered into a LONG TERM PURCHASE AGREEMENT dated July 15, 1997 (LTA no. R20046) in which EFTC agrees to provide electronic circuit card assemblies to Avionics;

         WHEREAS, in order to provide for an orderly transition of the business sold, Avionics and EFTC entered into a TRANSITION SERVICES AGREEMENT dated August 11, 1997 providing for certain transition services to be provided to EFTC by Avionics and providing for the use of Avionics material resources planning system ("Mac Pac") for a transitional period;


         WHEREAS, in order for Mac Pac to function properly, purchase orders for materials and related invoice payments will need to be processed through Mac Pac and the parties desire to enter into this Agreement to set forth the terms and conditions by which Avionics will provide support to EFTC in this regard.

         NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Accounts Payable Service. This Agreement applies to the processing of orders for materials required in connection with the manufacture of goods for Avionics at the EFTC Ft. Lauderdale site only and for no other purpose. The process by which materials will be ordered and paid for during the Term is as follows:

                 1.1 Mac Pac will generate order requests based on production forecast, stock in hand and projected lead times;

                 1.2 EFTC will collect such order requests and promptly process them and place orders as directed by Mac Pac through the Mac Pac system in coordination with Avionics;

                 1.3 Avionics will invoice EFTC for the cost of the materials at actual cost and such payments are due net 45 days from EFTC's receipt of invoice;




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                 1.4      Avionics will timely pay the material vendor based on
         the information provided through the Mac Pac system.

         2. Term. The term of this Agreement will commence as of the date hereof and continue for such time as EFTC continues to have the use of the Mac Pac system under the Transition Services Agreement. The parties acknowledge and agree that they intend for such services to extend for up to nine months from the date hereof. This agreement may be extended by mutual agreement in writing signed by both parties.

         3.      Invoicing.   Avionics will invoice EFTC for material utilized
by the EFTC Florida operations on a daily basis. The invoice is triggered by receipt of a part into Procurement D (purchasing module within Mac Pac). The invoice will be generated based on a report generated from MacPac. The invoice will include the following information: purchase order number, part number, line item number, quantity received, unit price, extended price, date received, vendor name, vendor number and payment terms. Invoices will be submitted to the following address:

                                EFTC Corporation
                              7251 West 4th Street
                               Greeley, CO 80631
                              Customer Code 086015
                            Attention Olivia Rengal

         4. Payment Terms. All payments are due net 45 days from EFTC's receipt of invoice. Remittance shall be paid by check and sent to the following lock box location:

                             AlliedSignal Aerospace
                                  PO Box 93439
                            Chicago, IL  60673-3439

The invoice number must be indicated on the remittance check. In the event EFTC does not timely pay such invoices, Avionics may at its discretion either:
(i) require EFTC to pay for all materials ordered through the Mac Pac system in advance or (ii) offset amounts due from EFTC against any amounts owed to EFTC.

         5. Limitations on Part Numbers. For the period of time that EFTC is operating within MacPac no additional part numbers shall be added into the system unless the part number is an Avionics part number required for Avionics assemblies.

         6. Limitation of Liability. Avionics is providing this service as a convenience to EFTC for a limited period in connection with the transition of operations and Avionics is not in the business of providing such services to third parties. Avionics makes no representation or warranty of any kind regarding the Mac Pac system or any data contained in the Mac Pac system and the provisions of this Agreement will not be construed as such. EFTC agrees not to hold Avionics responsible for any particular result or for the failure of the system to operate as planned. EFTC will indemnify,





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defend and hold Avionics harmless from and against any and all claims against
Avionics arising from or in connection with the services it is performing hereunder. EFTC acknowledges and agrees that it is responsible for the payment of the materials ordered and that Avionics is merely acting as a paying agent of EFTC and does not have privity of contract or responsibility to the material vendors.

         7.      Arbitration.

                 7.1 Any controversy, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby or the breach, termination, enforcement, interpretation or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively "Dispute"), shall be determined by arbitration in Phoenix, Arizona before a sole arbitrator. The following shall apply to any such arbitration:

                 7.2 The arbitration shall be administered by the American Arbitration Association ("AAA") pursuant to its Commercial Rules and Supplementary Procedures for Large, Complex Disputes.

                 7.3 The arbitrator shall not be an officer, employee, director or affiliate of any party hereto or of its affiliates. If the parties are unable to agree on an arbitrator within 30 days of the filing of the Demand for Arbitration, an arbitrator shall be selected pursuant to the rules and procedures of the AAA.

                 7.4 Any party may seek from any court interim or provisional relief that is necessary to protect the rights or property of that party, pending the appointment of the arbitrator or pending the arbitrator's determination of the merits of the controversy.

                 7.5 The parties shall bear their own costs and expenses, including attorneys' fees, but the arbitrator may, in the award, allocate all of the administrative costs of the arbitration, including the fees of the arbitrator and mediator, against the party who did not prevail.

                 7.6 The arbitration award shall be in writing and shall specify the factual and legal bases for the award. Judgment on the award may be entered in any court having jurisdiction.

         8       Miscellaneous.

                 8.1 Notices. Whenever notice is to be served hereunder, service shall be made personally, by facsimile transmission or by overnight courier. All delivery charges shall be prepaid by the party sending the notice. Notice shall be effective only upon receipt by the party being served. All notices shall be sent to the addresses described in the Master Agreement.





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                 8.2      Entire Agreement.  This Agreement, the Master
Agreement (including any documents or agreements contemplated thereby) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior communications, representations, agreements and understandings between the parties hereto, whether oral or written.

                 8.3 Construction. When the context so requires, references herein to the singular number include the plural and vice versa and pronouns in the masculine or neuter gender include the feminine. The headings contained in this Agreement and the Schedules hereto are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                 8.4 Assignment. This Agreement, and all rights and obligations hereunder, shall not be assignable by any party in whole or in part, except that (a) either party may assign this Agreement and its rights and obligations hereunder with the other's prior written consent, (b) either party may assign this Agreement without the prior written consent of the other party to a subsidiary, parent or affiliated entity, (c) Avionics may perform any of the services required hereunder through a subsidiary or affiliate of Avionics without the prior written consent of EFTC, and (d) Avionics may subcontract any of the services required of it hereunder to any party Avionics contracts with for services for its own account now or in the future without the prior written consent of EFTC. For any such assignment, EFTC or Avionics, as the case may be, shall remain obligated hereunder unless the other party shall consent otherwise. Any purported assignment inconsistent with this Section 8.4 shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

                 8.5 Amendment. This Agreement may be amended only by written agreement duly executed by representatives of both the parties hereto.





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                 8.6      Applicable Law.  This Agreement shall be construed in
accordance with the laws of the State of Florida, disregarding its conflicts of laws principles which may require the application of the laws of another jurisdiction.

                 8.7 No Third Party Rights. This Agreement is not intended and shall not be construed to create any rights in any parties other than Avionics and EFTC and no other person shall assert any rights as a third party beneficiary hereunder.

                 8.8 Waivers. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights at any time to enforce strict compliance thereafter with every term and condition of this Agreement.

                 8.9 Independent Contractor. The parties intend to create an independent contractor relationship and nothing contained in this Agreement shall be construed to make either Avionics or EFTC a partner, joint venturer, principal, agent or employee of the other. Neither party shall have any right, power or authority, express or implied, to bind the other.

                 8.10 Force Majeure. If a party is unable to meet its obligations under this Agreement as a result of flood, earthquake, storm, other act of God, fire, strike, war, riot, embargo, act of government or governmental agency or any other similar cause beyond the reasonable control of such party ("Force Majeure"), the obligations of the parties hereto shall be suspended for the duration of the Force Majeure. The party claiming Force Majeure shall, within five (5) days from the date of disability, excluding Saturdays, Sundays and holidays, notify the other party of the existence of a Force Majeure condition and will similarly notify the other party within a period of five (5) days, excluding Saturdays, Sundays and holidays, when the Force Majeure has ended.

         IN WITNESS WHEREOF, Avionics and EFTC have duly executed and delivered this Agreement as of the date first written above.

                                        ALLIEDSIGNAL AVIONICS, INC.,
                                        a Kansas corporation

                                        By:     /s/ W. Tim Bibens
                                                ----------------------------
                                        Title:  Subcontracts Program Manager

                                        EFTC CORPORATION,
                                        a Colorado corporation

                                        By:     /s/ Stuart Fuhlendorf
                                                ----------------------------
                                                Stuart Fuhlendorf
                                        Title:  Chief Financial Officer





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